Exhibit 3.67

ARTICLES OF INCORPORATION

OF

SIMONTON WINDOWS, INC.

The undersigned, acting as the sole Incorporator, adopts the following Articles of Incorporation pursuant to the provisions of Article 2, Chapter 31D, of the Code of West Virginia, 1931, as amended:

I.	NAME OF CORPORATION: The name of the corporation shall be:

SIMONTON WINDOWS, INC.

II.	ADDRESS OF PRINCIPAL OFFICE OF CORPORATION: The address of the principal office of the corporation will be:

5300 Briscoe Road Parkersburg, WV 26102

in the County of Wood, West Virginia.

The mailing address of the Corporation will be:

P.O. Box 1646 Parkersburg, WV 26102-1646

III.	ADDRESS OF PRINCIPAL PLACE OF BUSINESS OF CORPORATION. The principal place of business of the corporation will be:

5300 Briscoe Road Parkersburg, WV 26102

IV.	NAME OF PERSON TO WHOM NOTICE OF PROCESS MAY BE SENT: The name and address of the person to whom process may be sent is:

Donna M. Smith c/o Simonton Windows, Inc. P.O. Box 1646 Parkersburg, West Virginia 26102-1646

V.	FOR PROFIT CORPORATION: The Corporation is organized as a for profit corporation.

VI.	CAPITAL STOCK: The corporation shall have authority to issue one class of stock, which shall consist of its common capital stock. The amount of the total authorized capital stock of said corporation shall be Fifty Thousand and NO/100 Dollars ($50,000.00), which shall be divided into Fifty Thousand (50,000) shares of the par value of One and NO/100 Dollar ($1.00) each. The amount of capital with which the corporation will commence business is One Thousand and NO/100 Dollars ($1,000.00), being One Thousand (1,000) shares at One and NO/100 Dollar ($1.00) each. The number of shares of stock subscribed for by said incorporator is One Thousand (1,000) shares having a combined par value of One Thousand and NO/100 Dollars ($1,000.00).

VII.	PURPOSES: The objects and purposes for which this corporation is formed are as follows:

a)	To acquire, hold, own, maintain, control, work, develop, improve, alter, operate, manage, rent and otherwise deal in real estate, chattels and personal property of every nature, class and description within and without the State of West Virginia;

b)	To mortgage, or otherwise lien, to lease, sublease, sell, convey, exchange, trade, transfer, deal in, or in any manner whatsoever, dispose of real property, chattels, and personal property of every nature, class and description within and/or without the State of West Virginia;

c)	To apply for, purchase, or acquire by assignment, transfer, or otherwise, and to exercise, carry out, and enjoy any license, power, authority, franchise, concession, trademarks, trade names, service marks, service names, copyright, patents, right or privilege that any corporation or other .legal entity may be empowered to enact, make or grant, and to pay for aid in, and contribute toward carrying it into effect;

d)	To enter into partnership agreements or joint venture agreements with any person, firm, association, or corporation engaged in any business in which this corporation is authorized to engage, or in connection with carrying out all or any of the purposes of this corporation;

e)	To issue notes, bonds, debentures, or obligation of the corporation, and at the option of the corporation, to secure the same by mortgage, pledge, deed of trust, or otherwise;

f)	To purchase, hold, sell and transfer the shares of its own capital stock, provided that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

g)	To build, construct, establish, equip, repair, remodel and improve real estate, chattels, and personal property of every nature, class and description and to carry on any business or businesses incidental or appertaining thereto;

h)	To enter into, make and perform contracts of every kind with any person, firm, association, or corporation, municipality, body politic, country, territory, state, government, or colony or dependency thereof, and without limit as to amount, to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or transferable instruments and evidences of indebtedness, whether secured by mortgage or otherwise;

i)	To engage in the business of the accumulation and lending of money, by lending the capital of the corporation and such other funds as it may from time to time lawfully acquire from various sources upon security as may be agreed upon between the corporation and borrowers, and by re-lending in like manner the funds arising from such loans when paid; and

j)	In general, to have and exercise any other powers conferred by the State of West Virginia upon corporations generally, it being hereby expressly provided that the foregoing numeration of specific powers shall not be held to limit or restrict in any manner the general powers of the corporation.

VIII.	DIRECTORS: The number of directors constituting the initial Board of Directors shall be one (1). The name and address of the person to serve as such initial director is:

Samuel B. Ross, II

P.O. Box 1646

Parkersburg, West Virginia 26102

IX.	INCORPORATOR: The name and address of the Incorporator is:

William E. Hamb

608 Virginia Street – Suite 100

Charleston, West Virginia 25301

X.	OTHER:

a.	The officers and directors of this corporation may be non-residents of the State of West Virginia and such officers and directors need not be stockholders of the corporation.

b.	Meetings of Stockholders and Directors of said corporation, both general and special, may be held either within or without the State of West Virginia

c.	Branch offices and/or places of business of said corporation at which any business of said corporation may be transacted and any corporate meetings held may be established either within or without the State of West Virginia.

XI.	DURATION: The period of duration of the corporation and the existence thereof shall be perpetual.

WITNESS the following signature and seal this 31st day of March, 2003.

/s/ William E. Hamb

WILLIAM E. HAMB

STATE OF WEST VIRGINIA

COUNTY OF KANAWHA, TO-WIT

The foregoing instrument was acknowledged before me this 31st day of March, 2003 by WILLIAM E. HAMB.

My commission expires January 18, 2012.

/s/ Stephanie Yost

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